Exhibit 10.b

REPURCHASE AGREEMENT

This Repurchase Agreement (this “Agreement”) is entered into between the undersigned Manufacturer and/or Distributor (“Mfg/Dist”) and Textron Financial Corporation (“TFC”).

RECITALS

A.         Mfg/Dist sells various goods (“Goods”) to retail dealers or wholesale distributors (in either case “Dealers”) who frequently desire to finance such purchases; and

B.           TFC is in the business of financing the acquisition of various goods by dealers generally.

AGREEMENT

In order to induce TFC to finance the acquisition of Goods by a Dealer and/or to induce TFC to refinance Goods already in the possession of a Dealer, Mfg/Dist agrees with TFC as follows:

1.   Sale of Goods; Warranties of Mfg/Dist.  When a Dealer orders Goods from Mfg/Dist and requests that TFC finance the acquisition of such Goods (“New Goods”), Mfg/Dist shall deliver to TFC an invoice identifying such Goods (the “Invoice”) and the cost thereof to the purchasing Dealer (the “Invoice Cost”).  By delivery of such Invoice to TFC, Mfg/Dist shall represent and warrant to TFC that:

(a)          Mfg/Dist has good title to such Goods and will, upon payment by TFC of the Net Invoice Cost therefor (as hereinafter defined), transfer title to such Goods to such Dealer free and clear of liens and encumbrances;

(b)         Such Goods are current models, are in unused condition and are free of defects;

(c)          The Invoice Cost of such Goods reflects a reduction for any applicable rebate or discount to such Dealer and represents the true cost of such Goods to such Dealer;

(d)         Such Goods were ordered by such Dealer from Mfg/Dist (the “Order”), the Order was accepted by Mfg/Dist and such Dealer requested that TFC finance its acquisition of such Goods;

(e)          Such Goods conform in all respects to the Order and will not be shipped to such Dealer prior to TFC’s approval of such Invoice for payment.

(f)            The Invoice complies with all applicable federal, state and local laws; and

(g)         The sale of the Goods pursuant to the Order is a bona fide new sale of the Goods, and the Goods have not been previously sold or financed by another lender.

In the event that TFC, with the approval of Mfg/Dist,  refinances Goods already in the possession of a Dealer (“Existing Goods”), Mfg/Dist shall reinvoice such Dealer for such Goods.  Each such reissued invoice shall be considered an “Invoice” for purposes of this Agreement.  By delivery of such an Invoice to TFC, Mfg/Dist shall make to TFC the representations and warranties set forth in Subparagraphs (b) and (c) of this Paragraph with respect to the Goods identified thereon, and shall further represent and warrant to TFC that such Goods, as of the time of the reissuance of such Invoice, are free and clear of liens and encumbrances of all parties other than TFC.  Mfg/Dist. acknowledges and agrees that it has requested TFC to provide refinancing for its Dealers in respect of Existing Goods pursuant to that certain Program Agreement (the “Program Agreement”) between TFC and Mfg/Dist of even date herewith, as the same may be amended from time to time.  Accordingly, in connection with the programs under the Program Agreement, Mfg/Dist hereby gives its approval of any refinancing of Dealers with respect to Existing Goods financed or refinanced by Deutsche Financial Services Corp., or its affilate(s), immediately prior to such refinancing by TFC and such Existing Goods shall be covered by Mfg/Dist’s repurchase obligations under this Agreement.  With respect to certain Goods that are being used by Dealers as “demos,” Mfg/Dist agrees that, for all purposes of this Agreement, such “demos” shall be treated as New Goods to the extent that TFC financed the acquisition of the same or as “Existing Goods” to the extent that TFC refinanced such Goods, provided that, in either case, such “demos” are being used by the Dealers in respect thereof in accordance with Mfg/Dist’s published program for demos (any such demo Goods are referred to herein as “Demo Goods”).   To the extent that any Existing Goods are also Demo Goods, the representations of Mfg/Dist under Subparagraph (b) above shall be appropriately qualified and Mfg/Dist shall be deemed to have further represented to TFC that said Demo Goods are being used by the applicable Dealer in accordance with Mfg/Dist’s published program for demos.

2.  Payment Obligations.  TFC will establish a credit limit for each Dealer approved by TFC for the extension of credit.  Such credit limit shall not constitute a committed line of credit and TFC shall not be bound to finance or refinance any particular Goods of such Dealer.  TFC shall be obligated to pay the Invoice Cost, less any discount applicable to TFC from time to time (the “Net Invoice Cost”), in respect of New Goods only for Invoices which TFC approves for payment.  As and to the extent provided for in the Program Agreement, TFC has agreed, in connection with its refinancing of any “active” Dealer with Deutsche Financial Services Corp. or any of its affiliates, to provide through April 1, 2004 credit limits for such Dealer’s floorplan financing (subject always to TFC’s not being bound to finance or refinance any particular Goods of such Dealer) not less than the floorplan financing credit limits of such Dealer in place with Deutsche Financial Services Corp. or any of its affiliates as of the date of the Program Agreement.  TFC reserves the right to redocument all such credit lines on forms acceptable to it, as provided for in the Program Agreement, and to require Deutsche Financial Services Corp. and its affiliates to release all liens and security interests with respect to any Existing Goods of such Dealer being so refinanced and to otherwise subordinate and make junior its liens and security interests with respect to such Dealer to the liens and security interests of TFC with respect to such Dealer.

3.  Repurchase Obligations of Mfg/Dist.  Should TFC at any time repossess or otherwise come into possession of any New Goods financed by TFC for any Dealer or any Existing Goods refinanced by TFC for any Dealer (whether acquired, in either case, by such Dealer from Mfg/Dist or from a distributor of such Goods or from another Dealer), with or without notice to or approval of Mfg/Dist,  Mfg/Dist shall repurchase such Goods from TFC upon the following terms and conditions:

(a)          Mfg/Dist shall repurchase such Goods from TFC within fourteen (14) calendar days upon receipt of notice from TFC that such Goods are in TFC’s possession, wherever located and in whatever condition, without any express or implied warranties as to merchantability or fitness for a particular purpose;

(b)         The repurchase price for such Goods (the “Repurchase Price”) shall be equal to:  (i) the outstanding principal owing to TFC by the applicable Dealer with respect to such Goods, plus (ii) all reasonable expenses incurred by TFC in connection with the repossession and/or storage of such Goods (including legal fees),  minus  (iii) amounts incurred by Mfg/Dist, if any, to restore such Goods to the reasonable equivalent of unused condition (excluding normal wear and tear incident to display or demonstration), provided that no amounts under this clause (iii) shall be so deducted with respect to any Demo Goods that have been used in accordance with Mfg/Dist’s published demo program;

(c)          The Repurchase Price shall be determined as of the date that Mfg/Dist pays to TFC the Repurchase Price in full; and

(d)         In the event that a purported sale from Mfg/Dist to Dealer is not a bona fide sale of Goods, or if the Goods, at the time of delivery to Dealer, is subject to a lien in favor of Mfg/Dist or anyone claiming under or through Mfg/Dist, or it is determined by TFC that the Goods were shipped prior to TFC’s approval of an invoice relating to the Goods (collectively “Non-conforming Goods”), then upon written demand by TFC, Mfg/Dist shall pay TFC the Repurchase Price with respect to such item(s) of Non-conforming Goods regardless of whether TFC comes into possession of such Non-conforming Goods.

Anything contained herein to the contrary notwithstanding, Mfg/Dist shall not be obligated to repurchase any Good (i) if TFC repossesses or comes into possession of such Good more than 18 months following the date of the Invoice for such Good (the “Repurchase Period”), (ii) if such Good is a demo Good and has not been used in accordance with Mfg/Dist’s published demo program on or after the date on which TFC effected the financing of the acquisition thereof (if such demo Good was a New Good at the time of such financing) or on or after the date on which TFC effected the refinancing of such demo Good (if such demo Good was an Existing Good at the time of such refinancing) or (iii) if, during the then current calendar year and after giving effect to any then pending repurchase of such Good, the aggregate amount of the Repurchase Prices paid by Mfg/Dist to TFC during such year would exceed 10% of the ANR determined at the time of planned consummation of such pending repurchase.

The “ANR” shall be determined, as of any date in any calendar year, by aggregating the Monthly ADB for each completed calendar month in such calendar year and dividing such aggregate amount by the number of such completed calendar months, provided that if, at the time of any determination of “ANR,” there shall be less than 6 complete consecutive calendar months in the then current calendar year, then “ANR” shall be determined as of December 31 of the immediately preceding calendar year by aggregating the Monthly ADB for each calendar month in such calendar year and dividing such aggregate amount by “12” (which is the number of complete calendar months in a calendar year),  provided further, if the immediately preceding calendar year shall be 2002,   then “ANR” shall be determined as of December 31, 2002 by aggregating the Monthly DFS ADB for each calendar month in calendar year 2002 and dividing such aggregate amount by “12” (which is the number of complete calendar months in a calendar year). “Monthly ADB” with respect to any calendar month shall be determined by aggregating the total outstanding principal amount owing to TFC from all of the Dealers in respect of Program loans extended by TFC to such Dealers to finance outstanding units of inventory for each day during such calendar month and dividing such aggregate amount by the number of days in such calendar month.  “Monthly DFS ADB” with respect to any calendar month in 2002 shall be determined by aggregating the total outstanding principal amount owing to Deutsche Financial Services Corp. and/or its affiliates from all of the Dealers in respect of floorplan financing loans extended by Deutsche Financial Services Corp. and/or its affiliates to such Dealers for outstanding units of inventory for each day during such calendar month and dividing such aggregate amount by the number of days in such calendar month. For purposes of determining whether a repurchase will cause the aforesaid 10% of ANR threshold to be exceeded, TFC and Mfg/Dist agree that any Goods whose repurchase was not demanded hereunder by TFC but which were sold, assigned or transferred to another Dealer and the Obligations in respect thereof paid to TFC shall not be deemed to have been “repurchased” hereunder by Mfg/Dist for purposes of the aforesaid threshold.

For purposes of subclause (i) of the immediately preceding paragraph, the passage of the Repurchase Period for any Good will be suspended temporarily as of the date any of the following events occur, and will not resume until the date TFC obtains possession of such Good by court order or consent of all relevant parties, and shall be automatically extended to 30 days after the date TFC obtains such possession:  (i) TFC institutes any type of legal action to obtain possession of such Good from the applicable Dealer; (ii) any legal action is instituted as a result of a dispute with another creditor regarding priority rights in such Good; (iii) a voluntary or involuntary bankruptcy action is filed by or on behalf of the applicable Dealer; or (iv) any legal proceeding is filed or any governmental proceedings or order which prevents TFC from obtaining possession of such Good.

4.               Events of Default.  The following are events of default under this Agreement:

(a)          Mfg/Dist fails in the performance of any obligation when due under this Agreement (and such failure, if subject to being cured, shall have not been cured by Mfg/Dist within 60 days after such failure first occurred), which shall include, without limitation the breach of any representation or warranty contained herein, the Program Agreement or that certain Indemnification Agreement of even date herewith;

(b)         Mfg/Dist sustains a materially adverse change in its financial condition, assets or business;

(c)          Mfg/Dist fails to give TFC at least fourteen (14) days advance written notice of Mfg/Dist’s intentions to sell, lease, transfer or otherwise dispose of substantially all of Mfg/Dist’s assets; or consolidate with or merge with any entity, or permit any other entity to consolidate or merge into Mfg/Dist;

(d)         Mfg/Dist or TFC commences a case or an order of relief is entered under any bankruptcy, reorganization, insolvency, liquidation or similar law; or

(e)          Arctic Cat Inc. shall have defaulted in respect of any of its obligations under its Guaranty of even date herewith or shall have terminated the continuing nature of such Guaranty.

5.  Time is of the Essence:   Mfg/Dist and TFC acknowledge that time is of the essence in this Agreement.

6.  TFC’s Remedies After Event of Default.  Upon the occurrence of an event of default hereunder, and at any time thereafter, any Mfg/Dist obligation herein described and any other amounts then owing by Mfg/Dist to TFC shall become immediately due and payable.  In the case of an event of default as described above in section 4(c), Mfg/Dist will be liable for all obligations that arise as a result of any funding by TFC to any Dealer or other person other than Mfg/Dist until such required written notice as described in 4(c) is received by TFC.  In addition, TFC shall have all other rights and remedies allowed by law.

7.  Waivers; Binding Effect; Governing Law.  The obligations of Mfg/Dist under this Agreement are absolute and unconditional.  Mfg/Dist shall not be released from such obligations for any reason, nor shall such obligations be reduced, diminished or discharged for any reason.    Mfg/Dist waives:  (i) any right to require TFC to proceed against a Dealer or to pursue any other remedy prior to exercising TFC’s rights under this Agreement, other than as may be expressly set forth herein, (ii) notice of the acceptance of this Agreement by TFC, the non-performance of any Obligation of any Dealer owing to TFC (individually, an “Obligation” and collectively, the “Obligations”), or the amount of the Obligations outstanding at any time, (iii) demand and presentation for payment upon the applicable Dealer, (iv) protest and notice of protest and diligence of bringing suit against any Dealer, and (v) any other defense to Mfg/Dist’s obligations under this Agreement.  TFC’s failure to exercise any rights granted hereunder shall not operate as a waiver of those rights.   This Agreement shall be binding upon the parties hereto and shall inure to the benefit of their successors and assigns. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to applicable conflict of law principles.  Without limiting the scope of the “arbitration” provisions set forth below, each of Mfg/Dist and TFC hereby waives its right to trial by jury of any matter arising out of or relating to this Agreement or the subject matter hereof.

Any controversy or claim arising out of or related to this Agreement (collectively, the “Disputes”) shall be settled by arbitration as hereinafter provided. Such arbitration shall be the sole and exclusive forum for the resolution of Disputes and any arbitral award in respect thereof shall be final and binding, provided, however, upon the application of either Mfg/Dist or TFC, as the case may be, and whether or not an arbitration proceeding has yet been initiated, all courts having jurisdiction are hereby authorized, and either Mfg/Dist or TFC is hereby authorized, to so petition any such courts, to (a) issue and enforce in any lawful manner any temporary restraining orders, preliminary injunctions and other interim measures of relief as may be necessary to prevent harm to such applying party’s interests or as otherwise may be appropriate pending the conclusion of arbitration proceedings pursuant to this paragraph and (b) enter and enforce in any lawful manner such judgments for permanent equitable relief as may be necessary to prevent harm to Mfg/Dist’s or TFC’s interests, as the case may be, provided for in any such arbitral award following the issuance thereof. All arbitration hereunder will be conducted in accordance with the Commercial Arbitration Rules of The American Arbitration Association (“AAA”) (regardless of whether such Rules are still in effect or the AAA is still in existence, as hereinafter provided).  If the AAA is dissolved, disbanded or otherwise is unavailable for any such arbitration, Mfg/Dist and TFC will remain subject to this paragraph and any arbitration to be conducted hereunder will be conducted by a recognized, impartial, independent arbitral forum of national standing mutually agreed upon by Mfg/Dist and TFC using the aforesaid Commercial Arbitration Rules as then most recently in effect (with such modifications in such Rules as may be required by such other arbitral forum in order for such Rules to be utilizable by such other arbitral forum).  Mfg/Dist and TFC agree that the arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid Commercial Arbitration Rules. Any such arbitrator shall be independent and not in any way affiliated with either Mfg/Dist or TFC or any affiliate thereof, and shall otherwise be a disinterested and impartial party with respect to the particular Dispute. Any such arbitrator shall be experienced in dealer floorplan financing. The arbitrator will decide if any inconsistency exists between the Commercial Arbitration Rules of the AAA in the relevant arbitral forum and the arbitration provisions contained herein; if any such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules.  The site of all arbitration proceedings will be in Chicago, Illinois. The arbitrator shall apply only the law of the State of Minnesota (without giving effect to its principles of conflicts of law) in reaching his/her determinations in respect of any arbitral award.  The arbitrator shall make reasonably detailed findings of fact and law in a writing in support of his/her decision. The arbitrator will not have the authority to award exemplary, punitive or consequential damages. All arbitration proceedings, including testimony or evidence at hearings, will be kept confidential, although any award or order rendered by the arbitrator pursuant to the terms of this paragraph may be entered as a judgment or order in any state or federal court and accordingly enforced (including, without limitation, the federal court in the federal judicial district which includes the residence or place of business of the party against whom such award or order was entered).  If either Mfg/Dist or TFC brings any other action for judicial relief with respect to any Dispute, the party bringing such action will be liable for and will immediately pay all of the other party’s costs and expenses (including attorneys’ fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration.  If either Mfg/Dist or TFC brings or appeals an action to vacate or modify an arbitration award and such party does not prevail, such party will pay all costs and expenses, including attorneys’ fees, incurred by the other party in defending such action.  If either the Company or TFC, as a recipient of an arbitral award, enforces such award by obtaining a judgment or order in respect thereof in any state or federal court against the other party hereto and/or causes any such judgment or order to be executed or otherwise enforced against such other party, such other party shall pay all court costs and other expenses and reasonable attorney fees of the enforcing party in respect thereof.  This paragraph will survive the termination of this Agreement.

8.  Termination by Mfg/Dist.  (a) Mfg/Dist may terminate this Agreement by written notice to TFC sent by certified mail, return receipt requested, to the address specified below, provided that Mfg/Dist agrees not to terminate this Agreement for so long as the aforesaid Indemnification Agreement remains in full force and effect.  Subject to the proviso in the immediately preceding sentence, such termination shall be effective 180 days after receipt thereof by TFC.  (b) Mfg/Dist acknowledges that pursuant to paragraph 2 herein, TFC has no obligation to finance Goods for any Dealer, Mfg/Dist, or otherwise, and, subject to the terms and provisions of the Program Agreement, TFC has no obligation to notify Mfg/Dist of TFC’s decision to terminate its relationship with, or stop funding Mfg/Dist or any of its Dealers.  Such termination originated by Mfg/Dist or TFC, or any cessation of funding by TFC shall not affect the liabilities of Mfg/Dist with respect to Invoices paid by TFC and Invoices and Goods approved for payment and financing by TFC prior to the effective date of such termination, even though such Invoices are paid by TFC thereafter.

TFC:	MFG/DIST:

TEXTRON FINANCIAL CORPORATION	ARCTIC CAT SALES INC.

Print Name:	Dan Radley	Print Name:
Print Title:	Senior Vice President, Private Brands Division	Print Title:

Date: January 20, 2003	Date: January 20, 2003
Address:	11575 Great Oaks Way	Address:	601 Brooks Avenue South

Suite 210	Thief River Falls, MN 56701
Alpharetta, Georgia 30022